Exhibit 99.1
**PRESS RELEASE**

Contact:
Kenneth A. Martinek
Chairman, President &
Chief Executive Officer
(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES
EXPANSION IN MASSACHUSETTS

White Plains, New York – July 11, 2011 – Northeast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for Northeast Community Bank, announced today that it is expanding its lending operations in Massachusetts, where the Bank currently has two branch offices, one of which includes a loan production office.

In light of recent consolidation in the banking industry in Massachusetts and consistent with the Company’s business plan, the Company has expanded its operations in Massachusetts, particularly in and around the I-495 corridor.  NorthEast Community Bank recently hired additional staff in Danvers, Massachusetts to support the expansion of its commercial and commercial real estate lending programs.  In addition, the Bank intends to begin originating residential one- to four- family mortgages throughout eastern Massachusetts, a loan product that the Bank currently does not offer in any of its lending markets.  To support the expansion of its lending operations in Massachusetts, the Bank has hired nine (9) new employees for its operations in Massachusetts, all of whom will be located in Danvers who collectively bring over 160 years of experience in commercial, commercial real estate and residential mortgage lending, and will compliment the experience of the Bank’s existing officers and employees in Massachusetts.

The Bank has also purchased a new office building for its lending operations in Massachusetts which is located in Danvers.  The Bank expects to move its loan production services to the additional Danvers office on or about August 1, 2011.

Commenting on the Bank’s expansion of its Massachusetts operations, Kenneth A. Martinek, Chairman, President and Chief Executive Officer of the Company, said “We are very excited about the expansion of our loan products in Massachusetts and are confident in our ability to continue to take advantage of our expertise in commercial, nonresidential real estate lending and residential mortgage lending to expand our customer relationships in the Massachusetts market.  Our new Massachusetts employees bring a wealth of experience in lending as well as long term relationships with individuals and businesses in our lending market and are a compliment to our existing banking operations within the Commonwealth.”

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank.  Northeast Community Bank is a federally chartered savings bank that operates four full-service offices in New York, two full service branches in Danvers and Plymouth, Massachusetts and a loan production office in Danvers, Massachusetts.